NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS R6
 DISTRIBUTION  AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Multi-Asset Income Fund

Date: March 4, 2015